Exhibit (E)(17)

AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY
AND ESCROW INSTRUCTIONS

     THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of the 6th day of May, 2004, by and between Colorado Pacific Homes Inc., a Colorado corporation (“Seller”) and VLZ Development, LLC, a Colorado limited liability company (“Buyer”).

RECITALS

     A.       Seller is a wholly owned subsidiary of Calprop Corporation, a California Corporation (“Calprop”).

     B.       Seller is the owner of certain real property located in the City of Aurora (“City”), County of Arapahoe (“County”), State of Colorado, that is:

          (i)       subject of Tract Map (the “Tract Map”) known as the Saddle Rock Golf Club South Division Filing No. 5 that subdivides the foregoing real property into approximately ninety two (92) single-family residential lots (each a “Lot” and collectively the “Lots”); and

          (ii)       subject to that certain Deed of Trust (the “Deed of Trust”) executed by Seller in favor of the Curci-Turner Company, a California limited liability company (“Holder”); said Deed of Trust was recorded on June 28, 1999 as Document No. A9106275; 16:06:10; PG: 001-004 of Official Records of the County.

     C.       Subject to the prior written consent of the Holder, Buyer desires to purchase a portion of the foregoing real property consisting of ten (10) partially completed homes on ten (10) Lots (as more particularly described below in Article II) from Seller, and Seller desires to sell said real property to Buyer, on the terms and conditions set forth in this Agreement.

AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing recitals and mutual agreements set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I
EFFECTIVE DATE

     This Agreement shall be effective (the “Effective Date”) when a fully executed copy of this Agreement (or a fully executed copy in counterparts) is deposited with North American Title Insurance Company (sometimes referred to herein as the “Title Company”). The Title Company is hereby instructed to immediately notify each party to this Agreement of the Effective Date. In addition, each signatory of this Agreement on behalf of Buyer or Seller shall insert the date on which he, she or it signs this Agreement. The last date so inserted shall be the “Execution Date.”

ARTICLE II
PROPERTY SUBJECT TO AGREEMENT

     Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms, covenants and conditions set forth herein, all of the following property:

     (a)       Land. The land consists of the following Lots known as: (i) Lots 1, 2 and 3 of Block 6; (ii Lots 11, 12, 13, 14, and 15 of Block 5; (iii) Lot 5 of Block 3; and (iv) Lot 14 of Block 2, as more particularly described and depicted on Exhibit A attached hereto and incorporated herein by reference (collectively referred to as the “Land”). The Land includes, without limitation, any and all permits, entitlements, and easements for ingress, egress and access across adjoining property or from the adjoining public streets or roadways and all water rights, if any, appurtenant or attributable to the Land;

     (b)       Improvements. All finished and/or unfinished buildings, structures, fixtures, landscaping and other improvements located on the Land (collectively, the “Improvements”). The Land and the Improvements are collectively referred to herein as the “Real Property”;

     (c)       Leases. All of Seller’s right, title and interest as Lessor in and to any and all leases (the “Leases”), if any, that related to the Real Property and set forth on Exhibit B attached hereto and by this reference incorporated herein;

     (d)       Contracts. All of Seller’s right, title and interest in and to the service contracts affecting the Real Property (the “Contracts”) and described in Exhibit C attached hereto and by this reference incorporated herein;

     (e)       Personal Property. All tangible and intangible personal property owned by Seller and relating to, affixed to, used in connection with or appurtenant to the Land and/or the Improvements, including, without limitation, all guaranties, warranties, entitlements, approvals, plans, reports and similar property, together with any office furniture and/or cleaning and maintenance equipment owned by Seller and located at the Real Property (collectively the “Personal Property”).

     (f)       Permits. All assignable permits, Licenses and “tap fees/deposits” to the extent the same pertain to the Property (collectively, the “Permits”); and

     (g)       Warranties. All assignable warranties of any contractor, manufacturer or materialmen which relate to the Improvements or the Personal Property (collectively, the “Warranties”).

     The Land, the Improvements, the Leases, the Contracts, the Personal Property, the Permits and the Warranties are collectively referred to herein as the “Property.”

ARTICLE III
PURCHASE PRICE; PAYMENT OF PURCHASE BY DEBT ASSUMPTION PRICE; NO
DEPOSIT; REVIEW PERIOD; DISAPPROVAL; AND LIQUIDATED DAMAGES

     3.1       Purchase Price. Subject to the terms, conditions and provisions contained in this Agreement, Buyer agrees to pay, and Seller agrees to accept, as consideration for the conveyance of the Property to Buyer, a purchase price (the “Purchase Price”) equal to One Million Three Hundred Ninety Thousand and 00/100 Dollars ($1,390,000.00) plus Buyer’s share of all closing costs and any net prorations charged to Buyer.

     3.2       Payment of Purchase Price with Debt Assumption. Seller and Buyer acknowledge that on or about December 3, 1998, Calprop executed that certain promissory note (the “Note”) in favor of Curci-Turner, a California general partnership, the predecessor of Holder. As consideration of the conveyance of the Property to Buyer, Seller and Buyer intend that Buyer will assume, subject to the terms and conditions contained in this Agreement, a portion of the Note in the amount equal to the Purchase Price. Buyer will receive a credit towards the Purchase Price equal to that portion of the Note which is assumed by Buyer on the date of Closing.

     3.3       No Deposit. The parties hereto acknowledge and agree that Buyer shall not be required to make a “deposit” into escrow to consummate this transaction.

     3.4       Document Delivery Review Period.

          (a)       Concurrently with the execution of this Agreement, Seller shall order and deliver or cause to be delivered a preliminary title report (“Title Report”) from Title Company on the Property showing status of title to the Property, together with copies of all documents referenced in the Title Report.

          (b)       Within three (3) business days following the Effective Date, Seller shall deliver to Buyer, to the extent Seller has such items in its possession, a due diligence package comprising of physical and financial information relative to the Property (collectively, the “Property Documents”).

          (c)       Buyer shall have until 5:00 p.m. (Pacific Time) on the date that is five (5) days after the Effective Date (the “Review Period”) to conduct Buyer’s due diligence, at Buyer’s sole cost and expense, and to satisfy itself in its sole and absolute discretion, as to the condition and suitability of the Property for Buyer’s intended use. In connection with Buyer’s due diligence of the Property:

          (i)       Buyer may arrange for the preparation of an ALTA survey of the Real Property;

          (ii)       Buyer shall have the right to conduct a physical inspection of the Real Property (subject to the requirements of Section 3.4(d) below);

          (iii)       Buyer shall have the right to review and approve all underlying documents, such as covenants, conditions and restrictions, and special tax assessment information, if any; and

          (iv)       Buyer covenants to Seller that Buyer shall not and will not contact or make inquires with and government authorities, agencies, offices or officials having jurisdiction over the Property without the Seller’s prior written consent, which shall not be unreasonable withheld.

     (d)       During the Review Period, at reasonable times and upon not less than (1) business day’s prior notice to Seller, Buyer shall have the right to enter upon the Property with Buyer’s representatives, employees, lenders or agents for purposes of inspecting the Property and completing testing and examinations it deems necessary to determine the feasibility of the Property for its purposes (collectively, the “Inspections”); provided, however, that prior to entering onto the Property to conduct any inspections, Buyer shall provide Seller with evidence of liability insurance in an amount not less than One Million Dollars ($1,000,000.00), which shall be in form and substance reasonably satisfactory to Seller and shall name Seller as an additional insured. Buyer agrees to cause each Inspection report or study of the Property which is obtained from a third party to be delivered to Seller, at Buyer’s expense, if Buyer does not proceed to Closing, and Buyer will cause each such Inspection report or study to be certified (if customarily certified) to Seller. Notwithstanding the foregoing, no invasive testing of the Property such as demolition, drilling or excavation shall be conducted by Buyer or its agents unless and until Buyer shall have obtained Seller’s prior written consent thereto, which consent Seller may give or withhold in Seller’s sole and absolute discretion. In requesting such consent, Buyer shall provide Seller with a reasonably detailed description of the work to be done in connection with such invasive tests (including without limitation the precise location of any excavation, demolition or borings to be performed), together with reasonable monetary assurances in the form of a bond, insurance policy, or otherwise, that any damage caused to the Property by such invasive testing will be immediately remediated at no cost to Seller. Seller and/or Seller’s agent(s) shall have the right to be present at and to observe any invasive testing of the Property. The provision of such assurances shall not, however, in any way affect Buyer’s obligations under Section 3.6.

     (e)       Upon demand, Buyer does hereby agree to unconditionally indemnify Seller and its respective affiliated corporations, limited liability companies, partnerships, shareholders, member, officers, directors, employees, independent contractors, personal representatives, heirs, attorneys, agents, and assigns (individually, a “Indemnified Party” and collectively, the “Indemnified Parties”) against, and to protect, save and keep harmless the Indemnified Parties from, and to pay on behalf of or reimburse the Indemnified Parties as and when incurred for, any and all liabilities (including liabilities for taxes), obligations, losses, damages, penalties, demands, claims, actions, suits, judgments, settlements, penalties, interest, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys’, accountants’ and expert witnesses’ fees) of whatever kind and nature (collectively, “Losses”), that may be imposed on or incurred by any Indemnified Party as a consequence of, in connection with, incident to, resulting from or arising out of the negligence or willful misconduct of Buyer, Buyer’s employees, agents, contractors and/or subcontractors and/or the contractors or subcontractors of such agents in connection with any aspect of the Inspections, regardless of whether or not said Inspection occurred before the execution of this Agreement; provided, however, Buyer shall have no obligation to indemnify an Indemnified Party for any Losses arising solely from the negligence or willful misconduct of an Indemnified Party.

     (f)       The obligations of Buyer under paragraphs (d) and (e), above, shall survive termination of this Agreement.

     3.5       Approval/Disapproval.

     (a)       On or before the last day of the Review Period, Buyer may approve by written notice to Seller and the Title Company (an “Approval Notice”) or disapprove by written notice to Seller and the Title Company (a “Disapproval Notice”) the Property, Property Documents and the due diligence items referenced within Section 3.4(b). Unless Buyer delivers a Disapproval Notice on or before the expiration of the Review Period, Buyer shall be conclusively deemed to have approved all matters associated with the Property, and to have elected to proceed to Closing. If, however, Buyer timely delivers a Disapproval Notice, this Agreement shall be deemed terminated without further action of either Buyer or Seller.

     (b)       If Buyer disapproves in writing any title matter shown in the Preliminary Report within the Review Period or/within three (3) business days of receiving new exceptions as referenced in paragraph 5.1, below, (“Title Objection”), Seller shall notify Buyer, within five (5) business days of Buyer’s Title Objection, whether or not Seller will cure such disapproved title matter prior to Closing. Failure of Seller to notify Buyer that Seller will cure such disapproved title matter, shall be deemed Seller’s election not to cure such title matter prior to Closing. If Seller does not respond to Buyer’s Title Objection as provided above, or if Seller notifies Buyer that Seller will not cure such disapproved title matter, Buyer shall, within three (3) business days of such notification, either waive its objection to such Title Objection or elect to terminate this Agreement. If Buyer elects to terminate this Agreement as provided in the preceding sentence, then this Agreement shall be deemed terminated without further action of either Buyer or Seller. Failure of Buyer to notify Seller that Buyer elects to terminate this Agreement shall be deemed Buyer’s waiver of its title objection and Buyer’s agreement to proceed to Closing.

     3.6       Restoration of Property. If Buyer elects to cancel this Agreement as set forth in Section 33, Buyer shall, at its sole expense, restore the Property to its condition existing prior to any testing and examination which it conducts on the Property. Buyer also agrees to keep all information and reports obtained from Seller or relating to the Property or the proposed transaction confidential and Buyer will not disclose such information or reports to any person or entity, except for Buyer’s experts or consultants relating to the proposed purchase and sale, without obtaining the prior written consent of Seller. Buyer agrees to indemnify Seller and hold Seller harmless from any loss, cost, liability, expense, damage, or injury to person or property arising out of Buyer’s exercise of the rights granted in this Article. This indemnification obligation shall survive the termination of this Agreement or the Closing.

     3.7       Contracts. If Buyer delivers an Approval Notice, on or before the last day of the Review Period Buyer shall notify Seller in writing as to which of the Contracts Buyer elects to assume at Closing. Seller shall notify the vendors under those Contract(s) which Buyer has not agreed to assume that, provided that Closing occurs hereunder, such Contracts shall terminate, effective as of the Closing Date; provided however, if any such non-assumed Contract does not permit Seller to terminate same within thirty (30) days or requires that Seller pay a fee to terminate same prior to Closing, Buyer shall be required at Closing to assume all obligations thereunder until the effective date of the termination and to assume the obligation to pay, or to reimburse Seller for the payment of; the termination fee.

     3.8       Liquidated Damages. IF BUYER DEFAULTS HEREUNDER, THEN SELLER UNILATERALLY AND AT ITS OPTION MAY TERMINATE THIS AGREEMENT BY GIVING WRITTEN DEMAND TO BUYER AND TITLE COMPANY. THEREUPON, (i) SELLER SHALL BE RELIEVED OF ANY OBLIGATION TO SELL THE PROPERTY TO BUYER., (ii) TITLE COMPANY SHALL RETURN ALL DOCUMENTS AND INSTRUMENTS TO THE PARTIES WHO DEPOSITED SAME, (iii) ALL TITLE AND ESCROW CANCELLATION CHARGES SHALL BE CHARGED TO BUYER, (iv) BUYER SHALL IMMEDIATELY PAY TO SELLER ANY AND ALL LEGAL FEES INCURRED BY SELLER AS A CONSEQUENCE OF, IN CONNECTION WITH, INC WENT TO, RESULTING FROM OR ARISING FROM THE NEGOTIATION, PREPARATION, PERFORMANCE AND/OR PURSUIT OF REMEDIES OF OR UNDER THIS AGREEMENT. AND (v) AFTER THE FOREGOING ITEMS HAVE BEEN SATISFIED, NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER. EXCEPT FOR PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY STATE THAT THEY SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

     BUYER AND SELLER AGREE THAT IT WOULD BE EXTREMELY IMPRACTICAL AND DIFFICULT TO ESTIMATE THE AMOUNT OF DAMAGES SELLER MIGHT SUFFER IN THE EVENT OF BUYER’S DEFAULT HEREUNDER. THE PARTIES HEREBY AGREE THAT THE DELIVERY OF THE FOREGOING AMOUNTS TO SELLER IN THE EVENT OF BUYER’S DEFAULT REPRESENTS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES, DO NOT CONSTITUTE A PENALTY, AND SHALL CONSTITUTE SELLER’S SOLE REMEDY AT LAW OR IN EQUITY FOR ANY BREACH BY BUYER.

Seller’s Initial’s

Buyer’s Initials

ARTICLE IV
      “AS IS, WHERE IS” SALE

     4.1       “AS IS. WHERE IS” Sale. As an essential inducement to Seller to sell the Property to Buyer on the terms and conditions set forth in this Agreement, and except as otherwise provided in this Agreement, Buyer acknowledges, understands and agrees as follows:

     (a)       (i) Buyer is a sophisticated purchaser and is familiar with the Property; (ii) neither Seller nor any of its agents, brokers or employees has made and does not make any representations or warranties of any kind whatsoever, whether oral or written, express or implied, with respect to the Property; and (iii) the Property is being sold to Buyer in its present “AS IS, WHERE IS” condition, with all faults.

     (b)       In particular, but without limiting the generality of subsection (a) above, and except as provided in Section 9.2, neither Seller nor any of its agents, brokers, attorneys or employees has made and does not make any representations or warranties, whether oral or written, express or implied, with respect to the economic value of the Property, adequacy of water, sewage or other utilities serving the Property, the fitness or suitability of the Property for Buyer’s intended uses or the present use of the Property, or the physical condition, occupation or management of the Property, the development potential of the Property, its compliance with applicable statutes, laws, codes, ordinances, regulations or requirements relating to leasing, zoning, subdivision, planning, building, fire, safety, health or environmental matters (including, without limitation, the presence or absence of asbestos, petroleum products or toxic or hazardous substances), compliance with covenants, conditions and restrictions (whether or not of record), other local, municipal, regional, state or federal requirements, or other statutes, laws, codes, ordinances, regulations or requirements.

     (c)       Further, but again without limiting the generality of subsection (a) above, Seller expressly disclaims and negates as to the Property: (i) any implied or express warranty of merchantability; (ii) any implied or express warranty of habitability or fitness for a particular purpose; and (iii) any implied warranty with respect to the condition of the Property, its compliance with any zoning, Americans with Disabilities Act, or other rules, regulations, laws or statutes applicable to the Property, the past or projected financial condition of the Property (including, without limitation, the income or expenses thereof) or the uses permitted on, the development requirements for, or any other matter or thing relating to all or any portion of the Property.

     (d)       Finally, but again without limiting the generality of subsection (a) above: (i) all documents, reports, studies and other information or materials delivered or disclosed to Buyer by Seller or any party on behalf of Seller, including the Property Documents (the “Information”), if any, are being provided to Buyer for informational purposes only and only as an accommodation to Buyer; (ii) Seller has not made, is not making, and will not make any representation, warranty or promise of any kind, express or implied, concerning the accuracy or completeness of all or any part of the Information; and (iii) any inaccuracy, incompleteness or deficiency in any part of the Information shall be solely the risk and responsibility of Buyer, shall not be chargeable in any respect to Seller, and shall not form the basis of any claims by Buyer against any person or entity that prepared, authored, compiled or created any part of the Information, such claims being expressly waived and relinquished by Buyer.

     (e)       To the extent required to be operative, the disclaimers or warranties contained herein are “conspicuous” disclaimers for purposes of any applicable law, rule, regulation or order.

ARTICLE V
TITLE TO PROPERTY

     5.1       Title.

     At the Closing, Seller shall convey to Buyer fee title to the Property, subject to (i) all matters of record approved by Buyer pursuant to Section 3.5 hereof, (ii) a lien to secure payment of real estate taxes and assessments, not yet due and payable, (iii) and matters created by or with the consent of Buyer, except for monetary liens and encumbrances such as mortgages, deeds of trust and/or delinquent property taxes and assessments, by execution and delivery of a Bargain and Sale Deed (the “Grant Deed”) in the form attached hereto as Exhibit D. Buyer’s sole recourse for a defect in record title shall be to enforce against the Title Company Buyer’s rights under the Owner’s Title Policy (as defined below). Title Company shall issue an owner’s title insurance policy (the “Owner’s Title Policy”) in the amount of the Purchase Price, which shall insure fee title to the Property in Buyer (or Buyer’s permitted successor or assign), subject to (i) all matters of record approved by Buyer pursuant to Section 3.5 hereof, (ii) a lien to secure payment of real estate taxes and assessments, not yet due and payable, and (iii) matters created by or with the consent of Buyer (collectively, the “Permitted Exceptions”). The Permitted Exceptions shall not include monetary liens and encumbrances such as mortgages, deeds of trust, mechanic’s liens and/or delinquent property taxes and assessments unless created by or with the consent of Buyer. New exceptions to title to the Property which first arise after the date hereof, other than those caused by Buyer or by persons acting at Buyer’s direction, shall be Permitted Exceptions only if approved by Buyer after notification thereof. The Owner’s Title Policy means (in addition to the description contained in the preceding sentence) an ALTA policy of title insurance containing such endorsements as Buyer may require.

ARTICLE VI
CONDITIONS PRECEDENT TO CLOSING

     6.1       The following conditions are conditions precedent to Buyer’s obligation to purchase the Property:

     (a)       Disapproval Notice. Buyer shall not have delivered a Disapproval Notice on or prior to the expiration of the Review Period.

     (b)       Execution of Documents. Seller shall have executed all documents required to be signed by Seller hereunder.

     (c)       Representations and Warranties. All of Seller’s representations and warranties set forth in Section 9.2 hereof shall be true and correct in all material respects as of the Closing Date.

     (d)       No Termination. This Agreement shall not have been terminated pursuant to Article XI hereof.

     (e)       Compliance by Seller. Seller shall have complied in all material respects with each and every material covenant or condition of this Agreement to be kept or complied with by Seller prior to the Closing.

     6.2       Effect of Failure of Buyer’s Conditions. In the event that there shall be a failure of any of the conditions contained in Section 6.1, Buyer may, in addition to any other remedies available to Buyer, terminate this Agreement.

ARTICLE VII
SELLER’S CONDITIONS PRECEDENT TO CLOSING

     7.1       The following conditions are conditions precedent to Seller’s obligation to sell the Property:

     (a)       Disapproval Notice. Buyer shall not have delivered a Disapproval Notice on or prior to the expiration of the Review Period.

     (b)       Execution of Documents. Buyer shall have executed all documents required to be signed by Buyer hereunder.

     (c)       Representations and Warranties. All of Buyer’s representations and warranties set forth in Section 9.1 hereof shall be true and correct in all material respects as of the Closing Date.

     (d)       Compliance By Buyer. Buyer shall have complied with each and every material covenant and condition of this Agreement to be kept or complied with by Buyer.

     (e)       Delivery of Note by Holder. Holder shall have delivered the Note to the Title Company.

ARTICLE VIII
ESCROW AND CLOSING

     8.1       Escrow Instructions. Upon execution of this Agreement, the parties shall deposit an executed copy of this Agreement with Title Company. This Agreement shall serve as the instructions to Title Company to consummate the purchase and sale contemplated hereby. Seller and Buyer agree to execute such additional and supplementary escrow instructions as may be appropriate to enable Title Company to comply with the terms of this Agreement. If there is any conflict between the provisions of this Agreement and any supplementary escrow instructions, however, the terms of this Agreement shall control.

     8.2       Closing. The closing hereunder (the “Closing”) shall be the date the Grant Deed is recorded (the “Closing Date”). The Closing shall occur on or before May 5, 2004, unless otherwise agreed to in writing by both parties to this Agreement, time being strictly of the essence. If the Closing has not occurred by the end of business on May 5, 2004, time being of the essence, then Seller shall have the right to cancel this Agreement by written notice to Buyer and Title Company, and Buyer shall have the obligation to immediately pay Seller, as liquidated damages, all legal fees incurred by seller as a consequence of, in connection with, incident to, resulting from or arising from the negotiation, preparation, performance and/or pursuit of remedies of or under this Agreement.

     8.3       Deliveries By Seller. Seller shall deposit with Title Company, at least one business day before the Closing Date and in time sufficient to permit Title Company to record and close on the Closing Date, the following:

          (a)       The Grant Deed in the form of Exhibit D. duly executed and acknowledged by Seller and in recordable form;

          (b)       Seller’s Non-Foreign Affidavit in the form of Exhibit E. duly executed and acknowledged by Seller;

          (c)       A Bill of Sale in the form, of Exhibit F. conveying, without warranty, the Personal Property;

          (d)       Two executed counterparts of an Assignment and Assumption of Contracts, Warranties and Other Contract Rights in the form of Exhibit G;

          (e)       Any releases or other instruments required in order to convey title to the Property pursuant to Section 5.1 above; and

          (f)       Any other documents or instruments called for hereunder to be executed or delivered by Seller that have not previously been delivered by Seller to the Title Company.

     8.4       Deliveries By Buyer. Buyer shall deliver to Title Company, at least one business day before the Closing Date and in time sufficient to permit the Title Company to record and close on the Closing Date, the following:

          (a)       Cash or other good funds sufficient to pay the Purchase Price, the closing costs and any other amounts payable by Buyer in order to permit Title Company to complete the closing;

          (b)       Two executed counterparts of an Assignment and Assumption of Contracts, Warranties and Other Contract Rights in the form of       Exhibit G;

          (c)       Any other documents or instruments called for hereunder to be executed or delivered by Buyer that have not previously been delivered by Buyer to the Title Company.

     8.5       Other Instruments. Seller and Buyer shall each deposit any other documents or instruments that may be reasonably required by the other party and/or the Title Company, or that are otherwise required to close and consummate the purchase and sale of the Property in accordance with the terms hereof, including but not limited to:

          (a)       that certain promissory note (“Note 1”) to be executed by Seller in favor of Holder, or its assigns, in the form reasonably requested by Holder, or its assigns.

          (b)       that certain promissory note (“Note 2”) to be executed by Buyer in favor of Holder, or its assigns, in the form reasonably requested by Holder, or its assigns.

          (c)       that certain modification to the deed of trust (“Deed of Trust”) to be executed by Buyer in favor of Holder, or its assigns, in the form reasonably requested by Holder, or its assigns, in order to secure the obligations of Note 2.

          (d)       that certain guaranty agreement (“Guaranty 1”) to be executed by Seller and/or Calprop in favor of Holder, or its assigns, in the form reasonably requested by Holder, or its assigns, in order to secure the obligations of Note 1.

          (e)       that certain guaranty agreement (“Guaranty 2”) to be executed by Buyer in favor of Holder, or its assigns, in the form reasonably requested by Holder, or its assigns, in order to secure the obligations of Note 2.

          (f)       that certain guaranty agreement (“Guaranty 3”) to be executed by the Victor and Hannah Zaccaglini Trust dated March 20, 1992 in favor of Holder, or its assigns, in the form reasonably requested by Holder, or its assigns, for the benefit of Seller, in order to secure the obligations of Note 1.

          (g)       that certain guaranty agreement (“Guaranty 4”) to be executed by the Victor and Hannah Zaccaglini Trust dated March 20, 1992 in favor of Holder, or its assigns, in the form reasonably requested by Holder, or its assigns, for the benefit of Buyer, in order to secure the obligations of Note 2.

     8.6       Prorations and Apportionments.

          (a)       All taxes, including, without limitation, real estate taxes and personal property taxes, collected rents, charges for utilities, including water, sewer, and fuel oil, and for utility services, maintenance services, maintenance and service contracts, all operating costs and expenses, and all other income, costs, and charges of every kind which in any manner relate to the operation of the Property (but not including insurance premiums) shall be prorated as of the Closing Date, based on a three hundred sixty-five (365) day year (the “Prorations”). Seller shall be charged and credited for such Prorations up to the Closing Date and Buyer shall be charged and credited for all of the same on and after the Closing Date. Prior to Closing, Buyer and Seller shall review and approve the Prorations. If the actual amounts to be prorated are not known as of the Closing Date, the Prorations shall be made on the basis of the best information then available. When actual figures are later received, a cash settlement thereof will be made between Seller and Buyer. The provisions of this Section 8.6 shall survive the Closing.

          (b)       Notwithstanding anything to the contrary in the foregoing, (i) Seller shall retain the right to receive all refunds for overpayments of real property taxes and assessments to the extent paid by Seller and attributable to the period of time on or prior to the Closing Date, and Seller shall have the sole right to prosecute an appeal or claim with respect to such amounts, and (ii) all obligations discovered following the Closing with respect to property taxes and assessments allocable to periods prior to the Closing shall be satisfied in full by Seller promptly following Buyer’s request to do so.

     8.7       Costs and Expenses. Seller shall pay all real estate transfer taxes and the cost of a standard CLTA Owner’s Policy of Title Insurance. Buyer shall pay the incremental cost for ALTA title insurance coverage, if desired, together with any costs associated with providing information necessary to obtain such coverage (e.g., a survey or improvement location certificate) and any endorsements to the title policy (if requested by Buyer). Seller and Buyer shall each pay one-half of Title Company’s fees (excluding charges assessed by the Title Company for special services, which shall be paid by the party requesting or using such special services). Buyer shall pay all costs associated with any financing Buyer obtains with respect to the Property, including any lender’s policy if applicable. Other closing costs shall be apportioned in accordance with the custom and practice in Arapahoe County. Each party shall pay its own attorneys’ fees,

     8.8       Insurance: Utilities. Buyer acknowledges that Seller will cause its policies of casualty and liability insurance, if any, to be terminated with respect to the Property as of the

Closing Date. Buyer shall be responsible for obtaining its own insurance and utilities as of the Closing Date and thereafter. Any deposits for utilities made by Seller shall be refunded to Seller and Buyer shall arrange for any required replacements therefor.

     8.9       Closing. Provided that (i) Title Company has received the documents and funds described in Sections 8.3, 8.4 and 8.5 hereof, (ii) Title Company is then committed to issue the Owner’s Title Policy to Buyer pursuant to Section 5.1 hereof; and (iii) Title Company has not received prior written notice from either party to the effect that an agreement of either party made hereunder has not been performed or to the effect that any condition set forth herein has not been satisfied or waived, Title Company is authorized and instructed at 8:00 a.m. on the Closing Date to:

          (a)       Cause the Grant Deed to be recorded in the Recorder’s Office of Arapahoe County, Colorado.

          (b)       Immediately thereafter, cause Deed of Trust to be recorded in the Recorder’s Office of Arapahoe County, Colorado.

          (c)       Deliver Note 1 and Note 2 to Holder, or its assigns, in the manner specified by Seller in separate instructions to Title Company, and then Deliver the Note to Seller to be cancelled.

          (d)       Deliver Guaranty I, Guaranty 2, Guaranty 3 and Guaranty 4 to Holder, or its assigns, in the manner specified by Seller in separate instructions to Title Company;

          (e)       Deliver one fully executed original of the Assignment and Assumption of Contracts, Warranties and Other Contract Rights to each of Seller and Buyer;

          (f)       Deliver Seller’s Non-Foreign Affidavit to Buyer; and

          (g)       Deliver the Bill of Sale to Buyer.

     8.10       Notification; Closing Statements. If the Title Company cannot comply with the instructions herein (or as may be provided later), Title Company is not authorized to cause the recording or delivery of any of the foregoing documents. If Title Company is unable to cause the recording, Title Company shall notify the parties without delay. Immediately after the Closing, Title Company shall deliver to Buyer and Seller, respectively, at their addresses listed in Section 13.1 hereof, a true, correct and complete copy of the Seller’s and Buyer’s Closing Statements, in forms customarily prepared by Title Company, as well as all other instruments and documents to be delivered to Buyer and Seller.

ARTICLE IX
REPRESENTATIONS, WARRANTIES AND COVENANTS

     9.1       Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows as of the Effective Date and as of the Closing Date:

          (a)       Buyer has full power and authority to enter into this Agreement and to consummate the transactions contemplated herein.

          (b)       This Agreement and all documents executed by Buyer that are to be delivered to Seller at the Closing are, or at the time of Closing will be, duly executed and delivered by Buyer, and the person executing this Agreement and all such documents on behalf of Buyer is and shall be duly authorized to so execute and deliver this Agreement and such documents on behalf of Buyer. This Agreement and all documents executed by Buyer that are to be delivered to Seller at the Closing are, or at the Closing will be, legal, valid and binding obligations of Buyer, and do not, and at the lime of Closing will not, violate any provisions of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

          (c)       No representations of any kind (whether oral or written, express or implied) have been made by the Seller to Buyer except as specifically provided in Section 9.2 hereof, and Buyer hereby represents and warrants to Seller that Buyer is purchasing the Property solely in reliance on Buyer’s own evaluation thereof.

     9.2       Seller’s Representations and Warranties. Seller represents and warrants to Buyer as follows as of the Effective Date and as of the Closing Date:

          (a)       Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Colorado, is duly qualified to do business in the State of Colorado, and has full power and authority to enter into this Agreement and to consummate the transactions contemplated herein.

          (b)       This Agreement and all documents executed by Seller that are to be delivered to Buyer at the Closing are, or at the time of Closing will be, duly authorized., executed and delivered by Seller, and the person executing this Agreement and all such documents on behalf of Seller is and shall be duly authorized to so execute and deliver this Agreement and such documents on behalf of Seller. This Agreement and all documents executed by Seller that are to be delivered to Buyer at the Closing are, or at the Closing will be, legal, valid and binding obligations of Seller, and do not, and at the time of Closing will not, violate any provisions of any agreement or judicial order to which Seller is a party or to which Seller is subject.

          (c)       Seller has not received written notice of any pending or threatened condemnation affecting the Property.

          (d)       Seller has not received written notice of any litigation affecting the Property that would have a material adverse effect upon the Property after the Closing Date.

          (e)       Seller is not a foreign person as defined in Section 1445 of the IRC.

     9.3       Termination of Representations and Warranties. All representations and warranties by the respective parties contained herein are intended to and shall terminate effective as of the time of Closing.

     9.4       Seller’s Covenants.

          (a)       Prior to the Closing. Seller will manage, maintain and operate the Property in the same manner as prior to executing this Agreement.

          (b)       All insurance coverages maintained by Seller with respect to the Property shall remain in effect until the Closing.

          (c)       Prior to the Closing, Seller shall not alienate, lien, encumber or otherwise transfer the Property, except as speci~1caUy permitted herein.

ARTICLE X
POSSESSION

     Seller shall deliver possession of the Property to Buyer on the Closing Date.

ARTICLE XI
LOSS BY FIRE OR OTHER CASUALTY: CONDEMNATION

     11.1       Damage or Destruction.

          (a)       If, before the Closing, a portion of the Improvements is destroyed or damaged, to an extent reasonably deemed material by either Seller or Buyer, and either such casualty is not insured by Seller or the damage cannot be repaired within one hundred eighty (180) days, this Agreement shall be automatically terminated. Thereafter, this Agreement shall be null and void and of no further force or effect and, except as provided in Sections 3.6, 14.2(b) and 14.10 hereof, neither Buyer nor Seller shall have any further rights, duties, liabilities or obligations to the other by reason thereof, other than those rights and obligations that, by their terms, survive the termination of this Agreement In the event of such termination, the cancellation costs of the Title Company shall be borne equally by Buyer and Seller and each party shall bear its own costs incurred hereunder.

          (b)       If, before the Closing, the Improvements are damaged but such damage is covered by Seller’s insurance and can be repaired within one hundred eighty (180) days, then this Agreement shall not terminate, Buyer shall be obligated to purchase tire Property as contemplated herein, Seller shall assign to Buyer all proceeds under Seller’s policy of casualty insurance, and the Purchase Price shall be reduced by the amount of any insurance deductible and any cost and expense of restoration not covered by such insurance.

     11.2       Condemnation.

          (a)       If, before the Closing, all of the Property shall be taken by condemnation or eminent domain (or deed given under threat of eminent domain), this Agreement shall be automatically terminated. Thereafter, this Agreement shall be null and void and of no further force or effect and, except as provided in Sections 3.6, 14.2(b) and 14.10 hereof; neither Buyer nor Seller shall have any further rights, duties, liabilities or obligations to the other by reason thereof, other than those rights and obligations that, by their terms, survive the termination of this

Agreement. In the event of such termination, the cancellation costs of the Title Company shall be borne equally by Buyer and Seller, each party shall bear its own costs incurred hereunder.

          (b)       If, before the Closing, less than all of the Property shall be taken by condemnation or eminent domain (or deed given under threat of eminent domain), then Buyer, at Buyer’s option, may terminate this Agreement by providing written notice of such termination to Seller within ten (10) days of Buyer’s receipt of written notice of the taking (Buyer’s failure to give such notice within such period shall be deemed an election to proceed with the purchase, and paragraph (c) shall apply). If Buyer does not so terminate this Agreement, paragraph (c), below, shall apply. If Buyer elects to terminate this Agreement under this paragraph (b), this Agreement shall be null and void and of no further force or effect and, except as provided in Sections 3.6, 14.2(b) and 14.10 hereof, neither Buyer nor Seller shall have any further rights, duties, liabilities or obligations to the other by reason thereof. In the event of such termination, the cancellation costs of the Title Company shall be borne equally by Buyer and Seller and each party shall bear its own costs incurred hereunder.

          (c)       If this Agreement is not terminated in accordance with the foregoing, Buyer shall accept title to the Property subject to such taking. In such event, at the Closing the Seller’s interest, if any, in proceeds from the taking of tire Property condemned shall be assigned by Seller to Buyer and any monies previously received by Seller in connection with such taking shall be paid over to Buyer.

ARTICLE XII
ENVIRONMENTAL RELEASE

     12.1       Definitions. For purposes of this Article XII, the following terms have the meanings indicated.

     “Environmental Damages” means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement of judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys’ fees and disbursements and consultants’ fees, any of which are incurred at any time as a result of the existence prior to the Closing of Hazardous Material upon, about, beneath the Property or migrating or threatening to migrate to or from the Property, or the existence of a violation of Environmental Requirements pertaining to the Property, regardless of whether the existence of such Hazardous Material or the violation of Environmental Requirements arose prior to the present ownership or operation of the Property, and including without limitation:

     (i)       Damages for personal injury, or injury to property or natural resources occurring upon or off of the Property, foreseeable or unforeseeable, including, without limitation, lost profits, consequential damages, the cost of demolition and rebuilding of any improvements on real property, interest and penalties;

     (ii)       Fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other costs incurred in connection with the investigation or remediation of such Hazardous Materials or violation of Environmental Requirements including, but not limited to, the preparation of any feasibility studies or reports or the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration or monitoring work required by any federal, state or local governmental agency or political subdivision, or reasonably necessary to make full economic use of the Property or any other property in a manner consistent with its current use or otherwise expended in connection with such conditions, and including without limitation any attorneys’ fees, costs and expenses incurred in enforcing this agreement or collecting any sums due hereunder;

     (iii)       Liability to any third person or governmental agency to indemnify such person or agency for costs expended in connection with the items referenced in subparagraph (ii) herein; and

     (iv)       Diminution in the value of the Property, and damages for the loss of business and restriction on the use of or adverse impact on the marketing of rentable or usable space or of any amenity of the Property.

     “Environmental Requirements” means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation;

     (i)       All requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature; and

     (ii)       All requirements pertaining to the protection of the health and safety of employees or the public.

     “Hazardous Material” means any substance:

     (i)       the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law;

     (ii)       which is or becomes defied as a “hazardous waste,” “hazardous substances,” pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. section 9601 et seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.); or

     (iii)       which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the State of Colorado or any political subdivision thereof, or any local governmental entity with jurisdiction over the Property; or

     (iv)       the presence of which on the Property poses or threatens to pose a hazard to the health or safety of persons on or about the Property; or

     (v)       which contains petroleum, petroleum products or other hydrocarbon substances; or

     (vi)       which contains polychlorinated bipheynols (PCB’s), asbestos, urea formaldehyde foam insulation or radon gas.

     12.2       Environmental Release. Except only as provided in the following sentence, Buyer, for itself and its successors and assigns, unconditionally releases Seller, and its successors and assigns from and against any and all liability to Buyer, both known and unknown, present and future, for Environmental Damages to Buyer arising out of any violation of Environmental Requirements or the presence of Hazardous Material on, under or about the Property. The foregoing release shall not apply to (i) Hazardous Material actually introduced onto the Property by Seller or, (ii) Hazardous Materials introduced onto the Property by those persons or entities employed by or under contract with Seller, if the existence of such Hazardous Materials at the Property was actually known by Seller as of the date hereof. BUYER, AFTER CONSULTATION WITH LEGAL COUNSEL AND WITH FULL KNOWLEDGE OF THE CONSEQUENCES OF ITS ACTIONS, WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

VLZ
Buyer’s initials

ARTICLE XIII
INDEMNIFICATION AND RELEASE

     13.1       Buyer’s Indemnification of Calprop and Seller. Upon demand, Buyer does hereby agree to unconditionally indemnification Calprop and its respective affiliated corporations (specifically including Seller), limited liability companies, partnerships, shareholders, member, officers, directors, employees, independent contractors, personal representatives, heirs, attorneys, agents, and assigns (individually, a “Indemnified Party” and collectively, the “Indemnified Parties”) against, and to protect save and keep harmless the Indemnified Parties from, and to pay on behalf of or reimburse the Indemnified Parties as and when incurred for, any and all liabilities (including liabilities for taxes), obligations, losses, damages, penalties, fines, demands, claims, actions, suits, judgments, settlements, penalties, interest, out-of-pocket costs, expenses and. disbursements (including reasonable costs of investigation, and reasonable attorneys’, accountants’ and expert witnesses’ fees) of whatever kind and nature (collectively, “Losses”), that may be imposed on or incurred by any Indemnified Party as a consequence of, in connection with, incident to, resulting from or arising out of; or in any way related to (i) the entitlement and/or development of the Real Property or (ii) the construction of the Improvements.

     13.2       Buyer’s Release of the Indemnified Parties. Effective as of the Closing, Buyer does hereby release and forever discharge the Indemnified Parties from any and all claims of any kind or nature whatsoever, in contract, tort, or any other cause of action whatsoever, whether known or unknown, matured or unmatured, suspected or unsuspected, which Buyer ever had, now has or may have in the future as a consequence of; in connection with., incident to, resulting from or arising out of; or in any way related to (i) the entitlement and/or development of the Real Property or (ii) the construction of the Improvements, including, but not limited to, any claims for costs, expenses or attorneys’ fees in connection therewith. Except as provided in this Agreement, this release is intended as a complete and general release, leaving no claim of Buyer recognizable at law or equity excluded from such release. As stated above, Buyer agrees to give up, release, and waive all of the claims described above, and agrees to give up, release, and waive all other actions, causes of action, claims or demands that it may have against the Indemnified Parties. Buyer agrees that he, she or it shall not bring any claim, action, or lawsuit against the Indemnified Parties relating to the claims that Buyer has given up, released, and waived, nor will Buyer allow any suit to be brought on its behalf. Buyer hereby agrees to reimburse the Indemnified Parties for any cost, loss or expense, including reasonable attorneys’ fees, awards or judgments, resulting from the failure of Buyer to perform his, her or its obligations under this Agreement, and Buyer also agrees that his, her or its rights under any federal, state, or local law, rule or regulation are effectively waived by this Agreement. BUYER, AFTER CONSULTATION WITH LEGAL COUNSEL AND WITH FULL KNOWLEDGE OF THE CONSEQUENCES OF ITS ACTIONS, WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

     Buyer expressly acknowledges that he, she or it is aware that his, her or its attorney may hereafter discover claims or facts in addition to or different from those which the Buyer now knows or believes to exist with respect to the subject matter of this agreement, and it is Buyer’s intention hereby to fully, finally, and forever release all possible claims described herein that Buyer may have against the Indemnified Parties. Further, it is expressly understood that notwithstanding the discovery or existence of any such additional or different claims or facts, the releases given in this agreement shall be and remain in effect as a full and complete release with respect to all claims released under this agreement.

     13.3       Seller’ Covenant With Respect to Insurance Proceeds.

          (i)       The parties hereto acknowledge and agree that Calprop, as owner and beneficiary, owns that certain general liability insurance policy No. WT0980032 for Property (the “Policy”). The premiums for the Policy have been paid through April 14, 2004; even though Calprop will not pay any additional premiums on the Policy, the Policy does provide tail coverage for a period of ten (10) years.

          (ii)       Subject to the terms and conditions of Sections 12.1, 12.2, 13.1 and 13.2, in the even that after the Closing, a third party commences a claim, action or other proceeding (collectively referred to herein as a “Claim” for purposes of this Article XIII) against Buyer with respect to the Property, and such Claim is insured by the Policy, then, Seller covenants to Buyer that it shall cause Calprop to (i) pay the deductible for the particular Claim and (ii) assign the insurance proceeds from the Policy, if any, to Buyer.

          (iii)       The terms and conditions of this Section 13.3 shall survive the Closing and terminate on April 14, 2014.

ARTICLE X1V
MISCELLANEOUS

     14.1 Notices. Any communication, notice or demand of any kind whatsoever that either party may be required or may desire to give to or serve upon the other shall be in writing, addressed to the parties at the addresses set forth below, and delivered by personal service, by Federal Express or other national overnight delivery service, by registered or certified mail, postage prepaid, return receipt requested, or by facsimile:

If to Seller:	Colorado Pacific Homes Inc. Attn: Mark Spiro l3l60 Mindanao Way, #180 Marina Del Rey, CA 90292 Telephone: 310.306.4314 Facsimile: 310.301.0435

With a copy to:	Reish Luftman Reicher & Cohen Attn: Bruce L. Ashton, Esq. 11755 Wilshire Blvd., 10th Floor Los Angeles, California 90025 Telephone: (310) 478-5656 Facsimile: (310) 478-5831

If to Buyer:	VLZ Development, LLC Attn.: Victor L. Zaccaglini 7262 Rome Street Aurora, CO 80016 Telephone: (303) 435-0926 Facsimile: (303) 680-0651

If to Title Company:	North American Title Insurance Company Attn: Jessica Torres 929 Broadway Denver, Colorado 80203 Telephone: 303-352-2212 Facsimile: 303-573-0400 Order No. BDC 234885

     Any such notice shall be deemed delivered as follows: (a) if personally delivered, the date of delivery to the address of the person to receive such notice; (b) if sent by Federal Express, UPS, or other overnight courier service, the date of delivery to the address of the person to receive such notice; or (c) if sent by facsimile transmission, the date transmitted to the person to receive such notice if sent by 5:00 p.m. and the next business day if sent after 5:00 p.m., provided that there is evidence of such transmission printed by the sending machine. Any notice sent by facsimile transmission must be confirmed by personally delivering or mailing a copy of the notice sent by facsimile transmission. Any party may change its address for notice by written notice given to the other at least five (5) calendar days before the effective date of such change in the manner provided in this Section.

     14.2       Brokers and Finders.

          (a)       Seller represents to Buyer that Seller has not dealt with any brokers or finders in connection with the purchase and sale of the Property.

          (b)       Buyer represents to Seller that Buyer has not dealt with any brokers or finders in connection with the purchase and sale of the Property.

          (c)       In the event of any other claim for broker’s fees, finder’s fees, commissions or other similar compensation in connection herewith: (i) Buyer, if such claim is based upon any agreement alleged to have been made by Buyer, shall indemnify and defend Seller against and hold Seller harmless (using counsel reasonably satisfactory to Seller) from any and all damages, liabilities, costs, expenses and losses (including, without limitation, attorneys’ fees and costs) that Seller sustains or incurs by reason of such claim; and (ii) Seller, if such claim is based upon any agreement alleged to have been made by Seller, shall indemnify and defend Buyer against and hold Buyer harmless (using counsel reasonably satisfactory to Buyer) from any and all damages, liabilities, costs, expenses and losses (including, without limitation, attorneys’ fees and costs) that Buyer sustains or incurs by reason of such claim. The provisions of this subsection shall survive the termination of this Agreement or the Closing.

     14.3       Successors and Assigns. If Buyer delivers an Approval Notice prior to the expiration of the Review Period, Buyer shall have the right to assign its interest under this Agreement to a corporation, general or limited partnership, or limited liability company controlled by or under common control with Buyer, subject to the reasonable consent of Seller; provided, however, that in connection with any such assignment by Buyer, the assignee shall execute and deliver to Seller a written release pursuant to which the assignee thereunder will agree to assume and be bound by all of Buyer’s obligations under this Agreement, including without limitation the “AS IS, WHERE IS” provision of Section 4.1 and the Environmental

Release in Article XII. The Buyer, under any such assignment, shall not be released from any obligations hereunder and shall remain bound by all of the obligations set forth in this Agreement. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, administrators and permitted successors and assigns.

     14.4       Amendments. This Agreement may be amended or modified only by a written instrument executed by both parties.

     14.5       Interpretation. Words used in the singular shall include the plural, and vice-versa, and any gender shall be deemed to include the other. The captions and headings of the Articles and Sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof. Further, each party hereby acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto.

     14.6       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

     14.7       Merger of Prior Agreements. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral or written representations, statements, documents, understandings and agreements with respect thereto.

     14.8       Attorneys’ Fees and Costs. If either Buyer or Seller brings any suit or other proceeding with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be awarded reasonable legal fees, expenses and costs of investigation actually incurred. The foregoing includes, without limitation, attorneys’ fees and other legal fees, expenses and costs of investigation incurred in appellate proceedings, costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code, 11 United States Code Section 101 et seq., or any successor statutes.

     14.9       Time of Essence. Time is of the essence of this Agreement.

     14.10       Consultant Reports. If the transaction contemplated herein fails to close for any reason, Buyer shall deliver to Seller, at no cost to Seller, the results and/or copies of all such information, surveys, reports, tests, and studies, if any, provided for Buyer by third party consultants; provided, however, that Buyer hereby disclaims any representation or warranty (i) that any such materials may be assigned to or relied upon or enforced by Seller and (ii) as to the accuracy of such materials.

     14.11       No Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     14.12       Further Acts. Each party, at the request of the other, shall execute, acknowledge (if appropriate) and deliver in a timely manner whatever additional documents, and do such other additional acts, also in a timely manner, as may be reasonably required in order to accomplish the intent and purposes of this Agreement.

     14.13       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which, when taken together, shall constitute one and the same instrument, with the same effect as if all of the parties to this Agreement bad executed the same counterpart.

     14.14       No Intent To Benefit Third Parties (Except Ca1prop). Except for Calprop, Seller and Buyer do not intend by any provision of this Agreement to confer any right, remedy or benefit upon any third party, and no third party shall be entitled to enforce, or otherwise shall acquire any tight, remedy or benefit by reason of, any provision of this Agreement

     14.15       Performance Due On Day Other Than Business Day. If the time period for the performance of any act called for under this Agreement expires on a Saturday, Sunday or any other day on which banking institutions in the State of Colorado are authorized or obligated by law or executive order to close (a “Holiday”), the act in question may be performed on the next succeeding day that is not a Saturday, Sunday or Holiday.

     14.16       Deliveries of Documents. Promptly after the Closing, Seller shall provide to Buyer any as-built plans, permits and licenses, and other such documents relating to the ownership or operation of the Property, if and to the extent such items exist and are in the possession of Seller.

     14.17       Section 1031 Exchange.

          (a)       Buyer shall cooperate, at no cost to Buyer, with Seller in order to effectuate a tax deferred exchange under Section 1031 of the Internal Revenue Code of 1986, as amended, and in connection therewith (i) Seller shall be permitted to convey title to the Property, and assign its tights tinder this Agreement, to its constituent partners prior to the Closing (provided that any such conveyance and assignment shall not relieve Seller of its obligations under this Agreement, and such constituent partners shall assume Seller’s obligations tinder this Agreement), and (ii) Seller shall be permitted to assign this Agreement to a qualified intermediary for the purpose of completing such exchange. Notwithstanding any provision of this Agreement to the contrary, (i) in no case shall the Closing be extended or delayed in order to accommodate any such exchange, (ii) in no case shall Buyer be required to assume any additional obligation or take tide to any other property by reason of any such exchange, and (iii) Seller shall not be released from, and shall remain liable amid responsible for, all of the Seller’s duties, obligations, warranties and representations set forth in this Agreement.

          (b)       Seller shall cooperate, at no cost to Seller, with Buyer in order to effectuate a tax deferred exchange under Section 1031 of the Internal Revenue Code of 1986, as amended, and in connection therewith Buyer shall be permitted to assign this Agreement to a qualified intermediary for the purpose of completing such exchange. Notwithstanding any provision of this Agreement to the contrary, (i) in no case shall the Closing be extended or delayed in order to accommodate any such exchange, (ii) in no case shall Seller be required to assume any additional obligation or take title to any other property by reason of any such exchange, and (iii) Buyer shall not be released from, and shall remain liable and responsible for, all of the Buyer’s duties, obligations, warranties and representations set forth in this Agreement.

     14.18       Confidentiality. Buyer and Seller shall each keep the terms of this Agreement strictly confidential, and will not disclose or permit their respective employees or agents to disclose the terms of this Agreement, including without limitation, the Purchase Price, except such disclosure as reasonably may be necessary to Buyer’s and Seller’s respective attorneys, accountants, and representatives, and others performing due diligence services.

     [remainder of page intentionally left blank; signatures follow

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dales written below.

SELLER:

Colorado Pacific Homes Inc.,
A Colorado corporation

By:	Mark F. Spiro, CFO

Name:	Mark F. Spiro
Its:	Chief Financial Officer

BUYER:

VLZ Development, LLC,
a Colorado limited liability company

By:	/s/Victor L. Zaccaglin

Name:	Victor L. Zaccaglini
Its:	Manager

ACCEPTED & AGREED UPON

TITLE COMPANY

North American Title

By:	/s/ Jayne Paulsen

Name:

Its:	Escrow Officer

EXHIBIT A
LEGAL DESCRIPTION AND DEPICTION OF THE PROPERTY

Lot 14, Block 2.
Lot 5, Block 3,
Lots 11 through 15, inclusive, Block 5,
Lots 1, 2 and 3, Block 6,
Saddle Rock Golf Club South Subdivision Filing No. 5,
County of Arapahoe,
State of Colorado.

EXHIBIT B
LIST OF LEASES

     See attached.

None.

EXHIBIT C
LIST OF CONTRACTS

     See attached.

None.

EXHIBIT D
GRANT DEED

BARGAIN AND SALE DEED

     KNOW ALL BY THESE PRESENTS, That Colorado Pacific Homes Inc., a corporation duly organized and existing under the laws of the State of Colorado, whose address is 13169 Mindanao Way, #180, Marina del Rey, California, 90292, for the consideration of ONE MILLION THREE HUNDRED NINETY THOUSAND AND 00/100 DOLLARS ($1,390,000.00), in hand paid, hereby sell(s) and convey(s) to VLZ Development, LLC, a limited liability company duly organized and existing under the laws of the State of Colorado, whose legal address is 7262 Rome Street, Aurora, Colorado, 80016, the following real property, in the City of Aurora, County of Arapahoe and State of Colorado, to wit:

See Exhibit A attached hereto

also known by street and number as:

assessor’s schedule or parcel number:
with all its appurtenances.

     Signed this        day of                     , 2004.

COLORADO PACIFIC HOMES INC., a Colorado corporation

By:	/s/

Mark Spiro, Chief Financial Officer

EXHIBIT D

GRANT DEED

STATE OF COLORADO	)
)ss.
County of Arapahoe	)

     The foregoing instrument was acknowledged before me this ___day of 2004, by Mark Spiro as Chief Financial Officer of Colorado Pacific Homes Inc., a Colorado corporation.

Witness my hand and official seal. My commission expires:

Notary Public

Name and Address of Person Creating Newly Created Legal Description (§38-35-106.5, C.R.S.)

EXHIBIT TO GRANT DEED

A — Legal Description

Lot 14, Block 2,
Lot 5, Block 3,
Lots 11 through 15, inclusive, Block 5,
Lots 1 2 and 3, Block 6,
Saddle Bock Golf Club South Subdivision Filing No. 5,
County of Arapahoe,
State of Colorado.

EXHIBIT E
SELLER’S NON-FOREIGN AFFIDAVIT

     Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Colorado Pacific Homes Inc., a Colorado corporation (“CPHI”), the undersigned hereby certifies the following on behalf of CPHI:

     1.       CPHI is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

     2.       CPHI’s U.S. employer identification number 95-467053 8; and

     3.       CPHI’s office address is:

13160 Mindanao Way, #180
Marina Del Rey, CA 90292
Attn.: Mark F. Spiro

     CPHI understands that this certification may be disclosed to the Internal Revenue Service by transferee arid that any false statement contained herein could be punished by fine, imprisonment or both.

     Under penalties of perjury 1 declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of CPHI

Colorado Pacific Homes Inc. a Colored corporation
By:	/s/ Mark F. Spiro
	Name:	Mark F. Spiro
Its: Chief Financial Officer

EXHIBIT F
BILL OF SALE

     FOR VALUE RECEIVED, Colorado Pacific Homes Inc., a Colorado corporation (“Grantor”), does bargain, sell, grant, transfer, assign, and convey to VLZ Development, LLC, a Colorado limited liability company (“Grantee”), all of its right, title, and interest, if any, in and to any and all tangible personal property owned by Grantor and now at, in or upon or used in connection with the Property located in the City of Aurora (“City”), County of Arapahoe (“County”), State of Colorado, as more particularly described and depicted on Exhibit A attached hereto and incorporated herein by reference. Said tangible personal property is being sold “as is” in place, and this assignment and transfer is made (i) without representations or warranties of any kind, express or implied, by Grantor, including, without limitation, as to the condition or performance thereof, or its merchantability or fitness for a particular purpose, and (ii) without recourse of any kind, or in any event, against Grantor, and (iii) subject to any and all personal property taxes, or assessments of like nature, due arid payable from and after the date hereof.

     WITNESS WHEREOF, Grantor has executed this bill of sale as of the 6th day of May, 2004.

GRANTOR:

Colorado Pacific Homes Inc.,
A Colorado corporation

By:	/s/ Mark F. Spiro, CFO

Name:	Mark Spiro
Its:	Chief Financial Officer

EXHIBIT TO BILL OF SALE

A — List of Personal Property

     See attached.

None.

EXHIBIT G
ASSIGNMENT AND ASSUMPTION OF CONTRACTS, WARRANTIES AND
OTHER CONTRACT RIGHTS

     THIS ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS, WARRANTIES AND OTHER CONTRACT RIGHTS (the “Assignment”) is made as of this 6th day of May, 2004, by and between Colorado Pacific Homes Inc., a Colorado corporation (“Assignor”), and VLZ Development, LLC, a Colorado limited liability company (“Assignee”).

     WHEREAS, Assignor arid Assignee entered into that certain that certain Purchase And Sale Agreement and Escrow Instructions dated 5/6, 2004 (the “Sales Agreement”), pursuant to which Assignor has agreed to sell to Assignee that certain property located in the City of Aurora (“City”), County of Arapahoe (“County”), State of Colorado, as more particularly described arid depicted on Exhibit A attached hereto and incorporated herein by reference.

     Assignor and Assignee are delivering this Assignment in connection with the consummation of the Sales Agreement

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

     1.       Effective on the date of the conveyance of the Premises by Assignor to Assignee (the “Conveyance Date”), Assignor hereby transfers, assigns and sets over unto Assignee:

          (a)       all of Assignor’s right, title arid interest, if any, in and those services and other contracts relating to the operation of the Premises as listed on Exhibit B attached hereto (the “Assumed Agreements”).

          (b)       all assignable permits and licenses to extent the same pertain to the Premises (collectively, the “Permits”); and

          (c)       all assignable warranties of any contractor, manufacturer or materialmen which relate to the Premises (the “Warranties”).

     Notwithstanding anything in this Assignment to the contrary, the foregoing assignments are made without warranty of any kind, express or implied, by Assignor and without recourse of any kind against Assignor, except as set forth herein below.

     2.       Assignee does hereby accept the foregoing assignment of Assumed Agreements and does hereby assume as of the Conveyance Date and. become responsible for and agree to perform, discharge, fulfill and observe all of the obligations, covenants and conditions of Assignor with respect to the Assumed Agreements which are to be performed on and after the Conveyance Date with the same force and effect as if Assignee were party to the original Assumed Agreements. Assignee covenants and agrees to indemnify, save and hold harmless Assignor from and against any and all loss, liability, claims, damages, demands, interest and penalties, attorneys’ fees, all amounts paid in settlement of any claim, expenses or causes of action arising from or related to any failure by Assignee to perform the obligations of Assignor required to be performed under the Assumed Agreements from and after the Conveyance Date.

     3.       Assignor covenants and agrees to indemnify, save and hold harmless Assignee from and against any and all loss, liability, claims, damages, demands, interest and penalties, attorneys’ fees, all amounts paid in settlement of any claim, expenses or causes of action arising from or related to any failure by Assignor to perform the obligations of Assignor required to be performed under the Assumed Agreements prior to the Conveyance Date.

     4.       If either Assignor or Assignee brings any suit or other proceeding with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation actually incurred.

     5.       The provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[remainder of page intentionally left blank; signatures follow]

     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of this 6th day of May, 2004.

ASSIGNOR: Colorado Pacific Homes Inc., A Colorado corporation
By:	/s/ Mark F. Spiro, CFO
	Name:	Mark Spiro
Its: Chief Financial Officer

ASSIGNEE: VLZ Development, LLC, a Colorado limited liability company
By:	Victor L. Zaccaglini
	Name:	Victor L. Zaccaglini
Its: Manager

EXHIBITS TO ASSIGNMENT AND ASSUMPTION OF CONTRACTS,
WARRANTIES AND OTHER CONTRACT RIGHTS
A — Legal Description

Lot 14, Block 2,
Lot 5, Block 3,
Lots 11 through 15, inclusive, Block 5,
Lots 1, 2 and 3, Block 6,
Saddle Rock Golf Club South Subdivision Filing No. 5,
County of Arapahoe,
State of Colorado.

EXHIBITS TO ASSIGNMENT AND ASSUMPTION OF CONTRACTS,
WARRANTIES AND OTHER CONTRACT RIGHTS

B — List of Contracts

     See attached.

None.